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                                                                  EXHIBIT (D)(3)

                             [SYNAVANT LETTERHEAD]

                                                                     May 8, 2003

IMS Health Incorporated
200 Nyala Farms
Westport, CT 06880

Dendrite International, Inc.
200 Sommerset Corporate Blvd.
Bridgewater, New Jersey 08807

Ladies and Gentlemen:

     SYNAVANT Inc., (the "COMPANY"), intends to be acquired by Dendrite International, Inc. ("Dendrite") and/or certain of its affiliates (the "TRANSACTION"). The Company seeks to facilitate Dendrite's relationship with IMS Health Incorporated ("IMS") to ensure completion of the Transaction. This letter is executed and delivered in connection therewith.

     This is to confirm the agreement among the Company, IMS and Dendrite:

          1. Acknowledgement. IMS hereby acknowledges that it does not object to the Transaction.

          2. Amendment to Distribution Agreement. The parties hereby agree to amend the Distribution Agreement, dated as of August 31, 2000 (as it may be amended, modified or supplemented, the. "DISTRIBUTION AGREEMENT"), between IMS and the Company by deleting Section 2.16 (Joint Business Opportunities; Non-Competition; Protection of Information) thereof in its entirety. Such amendment will be effective upon completion of the Transaction.

          3. Mutual Release. Each of the company and IMS, for itself, its affiliates, officers, directors, employees, agents, representatives, successors and assigns, hereby releases and discharges the other from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys' fees, losses and liability of whatever kind and character, whether known or unknown, foreseen or unforeseen, arising under or related to, the actions taken by either party in furtherance of the transactions contemplated above; provided that nothing contained herein shall release the Company or IMS from any of their respective obligations under this or any other agreement between them or the Distribution Agreement (as amended hereby).

          4. Option to Extend Access to Pharbase. (a) The Company and Dendrite hereby grant to IMS the option, which may be exercised at any time for a period of six months following the date of the consummation of the transaction, to extend until August 31, 2005, the term of the Cross License Agreement, dated as of August 31, 2000, between IMS and the Company (the "PHARBASE CROSS LICENSE") on the same terms and conditions as currently provided therefor. IMS hereby consents to the assignment of the Company's rights and obligations under the Pharbase Cross License to Dendrite or any of its affiliates upon consummation of the Transaction.

          (b) Following consummation of the Transaction, the Company and Dendrite shall use their commercially reasonable efforts to ensure quality standards and provide updates for Pharbase during the remaining term of the Pharbase Cross License (as may be extended pursuant to clause 4(a) hereof).

          (c) IMS shall have the right to terminate the extended Pharbase Cross License at six month intervals beginning on August 31, 2003 on two months advance written notice to the Company and Dendrite.

          5. Consent to Assignment of Xponent Data License. Upon consummation of the Transaction, the Company, Dendrite and IMS shall enter into an extension (the "Xponent Extension") until August 31, 2005 of the Restated Xponent Data License Agreement between IMS and the Company dated as of April 26, 2001, as amended September 1, 2002 (collectively the "Xponent License"), provided however that the fee payable under the Xponent Extension shall be equal to the fee payable under the Pharbase Cross License. Dendrite and the Company shall have the right to terminate the Xponent Extension in the event that IMS terminates the extended Pharbase Cross License pursuant to Section 4(c) hereof.
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          6.  Payment of Certain Liabilities.  At the closing of the
     Transaction, the Company and Dendrite hereby agree to pay to IMS an amount equal to (a) $2,000,000 plus (b) the present value as of such time of $7,000,000 (discounted from January 1, 2005 at an assumed discount rate of 6.5%) in full satisfaction of all liabilities under Section 2.1(j) (Certain Contingencies) of the Distribution Agreement. Dendrite shall pay and remit such amounts directly to IMS at the closing of the back-end merger.

     Except as amended and modified by this letter agreement, the provisions of the Distribution Agreement, the Pharbase Cross License and the Xponent License and all other agreements between the Company and IMS shall remain in full force and effect.

                                         Very truly yours,

                                         SYNAVANT INC.

                                         By:    /s/ VINCENT J. NAPOLEON
                                           -------------------------------------
                                         Name: Vincent J. Napoleon
                                         Title: Sr. VP, Secretary and General
                                         Counsel

Acknowledge and agreed as
Of the date first written above:

IMS HEALTH INCORPORATED

By:     /s/ ROBERT H. STEINFELD
    -----------------------------------
Name: Robert H. Steinfeld
Title: Senior V.P. -- General Counsel

DENDRITE INTERNATIONAL, INC.

By:   /s/ CHRISTINE A. PELLIZZARI
    -----------------------------------
Name: Christine A. Pellizzari
Title: Vice President, General Counsel
and Secretary

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